Pilgrim’s Pride Announces Michael Cooper to Retire from Pilgrim’s Board of Directors GREELEY, Colo., March 28, 2022 (GLOBE NEWSWIRE) – Pilgrim’s Pride Corporation (Nasdaq: PPC) (“Pilgrim’s” or the “Company”) today announced that Michael Cooper will retire from the Pilgrim’s Board of Directors (the “Board”) effective on April 27, 2022, the date of the next Annual Shareholders Meeting, following 13 years of service to Pilgrim’s and over 25 years in the poultry industry. Initially appointed by the U.S. Bankruptcy Court as one of a two-member equity committee, Mr. Cooper was a key influence behind the Company’s emergence from bankruptcy while retaining the viability of Pilgrim’s initial stock. Gilberto Tomazoni, Chairman of the Board, noted, “As an independent equity director, Michael did an outstanding job as Chairman of the Audit Committee, and as a member of the Equity Nominating Committee and Compensation Committee. In his role on the Board, he is credited with helping us drive the strategic direction of the company through both generic and acquisition-related growth. He will be missed on the Board. We wish him all the best as he begins this next chapter of his life.” ### About Pilgrim’s Pride Pilgrim’s employs more than 59,000 team members and operates protein production facilities in 14 states, Puerto Rico, Mexico, the U.K. and continental Europe. The Company’s primary distribution is through retailers and foodservice distributors. For more information, please visit www.pilgrims.com. Contact: Nikki Richardson Corporate Communications nikki.richardson@jbssa.com